                                   EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
First Mariner Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333-60961, 333-60963 and 333-60967) on Form S-8 of First Mariner Bancorp and subsidiary (First Mariner) of our report dated February 7, 1999, relating to the consolidated statements of financial condition of First Mariner as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of First Mariner.



                                                        /s/
                                                        KPMG LLP





Baltimore, Maryland
March 30, 1999


                                       19